Exhibit No. 99

UNITED RETAIL GROUP ANNOUNCES THIRD QUARTER EARNINGS
~  net income of $1.9 million versus net loss of $6.3 million last year  ~

Rochelle Park, New Jersey, November 15, 2005 - United Retail Group, Inc. (NASDAQ-NMS: "URGI") today announced operating results for the third quarter and nine months ended October 29, 2005.

For the third quarter, net sales increased 6% to $98.1 million from $92.6 million in the comparable period last year. Comparable store sales increased 8%.

Net income for the third quarter was $1.9 million, or $0.14 per diluted share, compared with a net loss of $6.3 million, or $0.49 per share, in the third quarter of 2004.

Comparable store sales data does not include online (“Shop @ Home”) sales. Shop @ Home sales increased 148% for the month of October, 127% for the fiscal quarter and 112% for the fiscal year to date.

Raphael Benaroya, Chairman, President and Chief Executive Officer, stated: “Comparable store sales, merchandise margins and expenses all improved in the third quarter versus the comparable quarter last year and contributed to the improved operating results. The sales growth and margin increase is attributable to customer acceptance of our merchandise offering and pricing. Notably, sales and margins improved over a broad range of product categories and all across the country. Looking ahead, we view the retail environment as challenging in the coming months and we will remain focused on execution as we enter the holiday season.”

Mr. Benaroya added: “Online sales continued to grow at a fast pace in the quarter, principally from a greater number of active customers and a resulting increase in transactions.”

For the first nine months of fiscal 2005, net sales increased 10% to $319.3 million from $291.4 million in the year-ago period. Comparable store sales increased 11% for the year-to-date.

Net income for the nine month period was $6.9 million, or $0.53 per diluted share, versus a net loss of $11.2 million, or $0.87 per share, for the same period last year.

~ more ~

The Company invites investors to listen to a broadcast of the Company’s conference call to discuss third quarter results, as well as ongoing corporate developments. The call will be broadcast live today at 11:30 a.m. (Eastern Time) and can be accessed by logging on to http://www.vcall.com. Raphael Benaroya, Chairman, President and Chief Executive Officer, and George R. Remeta, Vice Chairman and Chief Administrative Officer, will host the call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.vcall.com until November 29, 2005. Certain financial data disclosed for the first time during the broadcast will be posted on the “Press Releases” page of the financial information section of the Company’s website, http://www.unitedretail.com.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 507 AVENUE® stores with 2,219,000 square feet of selling space, as well as the AVENUE.COM® website at http://www.avenue.com.

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The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following additional factors, among others, could also affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns, overall economic conditions; the impact of increased competition; variations in weather patterns; uncertainties relating to execution of the Company’s product repositioning strategy; store lease expirations; risks associated with the financial performance of the World Financial Network National Bank private label credit card program; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; political instability and other risks associated with foreign sources of production and increases in fuel costs.

Further, the financial data for the third quarter of fiscal 2005 contained in the above release should be viewed as preliminary until the Company files its Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

The reports filed by the Company with the Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta Vice Chairman and Chief Administrative Officer United Retail Group, Inc. (201) 909-2110	Investor Relations: Cara O'Brien/Lauren Levine Press: Melissa Merrill Financial Dynamics (212) 850-5600

UNITED RETAIL GROUP, INC.
3RD QTR 2005
(000'S)

Consolidated Statements of Operations

	13 weeks ended			39 weeks ended
	(Unaudited) October 29, 2005	(Unaudited) October 30, 2004	Percent + or -	(Unaudited) October 29, 2005	(Unaudited) October 30, 2004	Percent + or -

Net sales	$98,061	$92,597	5.9%	$319,294	$291,385	9.6%
Cost of goods sold, including
buying and occupancy costs	72,995	74,869	-2.5%	237,834	232,115	2.5%
Gross profit	25,066	17,728	41.4%	81,460	59,270	37.4%
General, administrative and
store operating expenses	23,422	23,999	-2.4%	74,318	71,385	4.1%
Operating income (loss)	1,644	(6,271)	-	7,142	(12,115)	-
Interest income (1)	115	131	-	314	1,338	-
Interest expense	(133)	(240)	-	(479)	(660)	-
Income (loss) before income taxes	1,626	(6,380)	-	6,977	(11,437)	-
(Benefit from) provision for income taxes(2)(3)	(228)	(125)	-	65	(260)	-
Net income (loss)	$1,854	($6,255)	-	$6,912	($11,177)	-

Weighted average shares
outstanding:
Basic	13,104	12,658		12,850	12,779
Diluted	13,498	12,658		13,148	12,779

Net Income (loss) per common share:
Basic	$0.14	($0.49)		$0.54	($0.87)
Diluted	$0.14	($0.49)		$0.53	($0.87)

(1)   Includes for the thirteen and thirty-nine weeks ended October 30, 2004, interest income of $0.117 million and $1.285 million related to an Internal Revenue Service settlement.

(2)   Includes for the thirteen and thirty-nine weeks ended October 30, 2004, federal tax benefit of $0.175 million and $0.350 million related to an Internal Revenue Service settlement.

(3)   Includes (decrease) increase to valuation allowances for the thirteen weeks ended October 29, 2005 and October 30, 2004 of ($0.5 million) and $2.7 million, respectively, and for the thirty-nine weeks ended October 29, 2005 and October 30, 2004 of ($1.8 million) and $6.7 million, respectively, related to deferred tax assets, net operating loss carryforwards and other tax attributes.

Consolidated Condensed Balance Sheets	(Unaudited) October 29, 2005	(Unaudited) October 30, 2004
Assets
Cash and cash equivalents	$15,859	$6,402
Inventory	63,464	60,673
Other	9,602	8,749
Total Current Assets	$88,925	$75,824

Property and equipment, net	69,210	82,733
Deferred compensation plan assets	4,277	4,044
Other assets	2,153	2,068

Total assets	$164,565	$164,669

Liabilities and Stockholders' Equity Current Liabilities	$58,156	$60,187

Long-term distribution center financing	2,072	2,812
Long-term capital leases	324	2,192
Long-term debt	-	2,053
Deferred lease incentive	11,271	13,588
Deferred compensation plan liabilities	4,277	5,015
Other non-current liabilities	7,828	9,472
Stockholders' equity (1)	80,637	69,350

Total liabilities and stockholders' equity	$164,565	$164,669

(1)   In July 2004, paid-in capital increased $1.157 million relating to an Internal Revenue Service settlement.

At October 29, 2005, the borrowing capacity of the Company under the Financing Agreement with The CIT Group/Business Credit, Inc. ("CIT") was $22.2 million, trade letters of credit for the account of the Company were outstanding in the amount of $21.7 million, standby letters of credit were outstanding in the amount of $6.1 million and no loan from CIT was outstanding. The Company’s balance sheet cash on hand was unrestricted.

Statistics	13 weeks ended		39 weeks ended
Store Count	(Unaudited) October 29, 2005	(Unaudited) October 30, 2004	(Unaudited) October 29, 2005	(Unaudited) October 30, 2004

Beginning of period	508	530	514	535
New	1	2	1	2
Closed	(2)	(2)	(8)	(7)
End of period	507	530	507	530

Selling Square Footage (000's)

Beginning of period	2,222	2,309	2,249	2,327
New/Expansion	4	8	4	8
Closed	(7)	(8)	(34)	(26)
End of period	2,219	2,309	2,219	2,309

Average	2,220	2,311	2,231	2,314